October 18, 2005
NR 24	OTCBB: LBTS

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR ACQUIRES BONANZA HILLS GOLD TARGET NORTHEAST OF BIG CHUNK ALASKA

Tucson, Arizona – October 18, 2005 – Liberty Star Gold Corp (the “Company”), (symbol: LBTS) is pleased to announce it has identified a promising gold target in southwestern Alaska approximately 65 miles from the village of Iliamna and about 40 miles northeast of the northern boundary of the Big Chunk claim block. Ninety-four Alaska State quarter section mining claims have been located covering 23.5 square miles. These claims are 100% owned by the Company, with a small royalty due to the state of Alaska.

This area consists of a granitic stock intrusive into Cretaceous age sediments forming a domal feature. The sediments have been altered pervasively and appear to contain finely disseminated sulphides. Preliminary samples taken earlier in the season to determine whether disseminated gold mineralization was present have been assayed and show strongly anomalous gold over a large area. Out of twenty samples collected, five ran less than 0.001 opt (ounces per ton) five ran 0.001 to 0.006 opt, two ran 0.02 opt, one ran 0.267 opt, one ran 0.403 opt and one sample ran 3.11 opt. Determinations were first run by geochemical procedures and reported in parts per billion gold. All results were strongly anomalous and were re-run by the fire assay method (using a 1 assay ton aliquot) giving the results mentioned above. The gold is associated with veins of quartz in the areas so far sampled. Previous placer workings are found in one canyon area. Strong alteration is present over a large area and additional stream sediment sampling has been done in order to identify source areas of gold mineralization. Results are pending. Rock chip sampling and soil sampling has also been done and these results are pending as well. Preliminary geologic mapping has been done over a broad area. An Accredited Canadian assay laboratory has run and is running all samples with QA/QC (Quality Assurance/Quality Control) procedures in place and control or check samples with established elemental content are included as blind samples.

The company believes this area shows characteristics that could lead to future definition of a high grade underground minable vein controlled gold system or an area of disseminated gold values in sediments that could be a bulk open pit minable gold deposit or perhaps both.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

(over)

The Company currently holds 1,718 mineral claims, spanning 421 square miles centered approximately 25 miles northwest of the village of Iliamna on the north shore of Lake Iliamna in the Big Chunk Project. The Big Chunk claims adjoin Northern Dynasty’s Pebble Project on the North border, forming a large donut shape and adjoining their border to the Southeast. These two properties cover the entirety of the Big Chunk caldera, the volcanic-intrusive feature thought to be the source of mineralization in the area. With acquisitions in the new North Pipes project area of Northern Arizona, Liberty Star additionally now has 313 standard Federal lode mining claims covering 6,480 acres or 10.1 square miles in 25 separate blocks covering 40 breccia pipe targets. These claims are owned 100% by the Company and are not subject to royalty. The Bonanza Hills acquisition announced with this News Release includes 94 Alaska State Mining Claims covering 23.5 square miles and are 100% owned by the Company. The Company now has three major projects of three distinct types. These are the Big Chunk Project in Alaska, targeting porphyry copper-gold-moly-silver-zinc mineralization; the Bonanza hills Project in Alaska, targeting high grade gold with by-product silver; and the North Pipes project in Arizona, targeting uranium with by-product copper, silver and perhaps other metals.

Forward Looking Statements: This press release contains “forward-looking statements”, including forward-looking statements as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. In this news release such statements include that we have identified a promising gold target; that this area shows characteristics that could lead to future definition of a high grade underground mineable vein controlled gold system or an area of disseminated gold values in sediments that could be a bulk open pit minable gold deposit; that gold with a small amount of silver are thought to be the metals of interest at Bonanza Hills; and that Big Chunk targets potential open pit minable targets for porphyry copper type mineral bodies that include copper, gold, molybdenum, silver and zinc.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data, that we may not be able to raise sufficient funds to complete our intended exploration; that weather, logistical problems or hazards prevent us from exploration; that analysis of data can not be done rapidly or accurately; that we may not be able to get title or sufficient interest in the properties explored; and that no commercially exploitable minerals exist or are found on our properties. Readers should refer to the risk disclosures outlined in the Company’s most recent 10-KSB and the Company’s other periodic reports filed from time-to-time with the Securities and Exchange Commission.